Faegre Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103-6996

Telephone: (215) 988-2700

May 2, 2024

The RBB Fund, Inc.

615 East Michigan Street

Milwaukee, WI 53202

Re:	Shares Registered by Post-Effective Amendment No. 323 to

Registration Statement on Form N-1A (File No. 033-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 323 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended. The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $0.001 par value per share (collectively, the “Shares”), with respect to the Boston Partners All-Cap Value Fund, Boston Partners Emerging Markets Dynamic Equity Fund, Boston Partners Emerging Markets Fund, Boston Partners Global Equity Fund, Boston Partners Global Long/Short Fund, Boston Partners Global Sustainability Fund, Boston Partners Long/Short Equity Fund, Boston Partners Long/Short Research Fund, Boston Partners Small Cap Value Fund II, WPG Partners Select Small Cap Value Fund, WPG Partners Small Cap Value Diversified Fund, each an existing series of the Company, and the WPG Partners Select Hedged Fund, a new series of the Company:

PORTFOLIO	CLASS	AUTHORIZED SHARES
Boston Partners All-Cap Value Fund	VV WW	100 million 100 million
Boston Partners Emerging Markets Dynamic Equity Fund	WWWWW	100 million
Boston Partners Emerging Markets Fund	SSSSSS	100 million
Boston Partners Global Equity Fund	CCCCC DDDDD	100 million 100 million
Boston Partners Global Long/Short Fund	JJJJJ KKKKK	100 million 300 million
Boston Partners Global Sustainability Fund	PPPPPPP	100 million
Boston Partners Long/Short Equity Fund	III JJJ	100 million 100 million

PORTFOLIO	CLASS	AUTHORIZED SHARES
Boston Partners Long/Short Research Fund	AAAAA BBBBB	100 million 750 million
Boston Partners Small Cap Value Fund II	DDD EEE	100 million 100 million
WPG Partners Select Small Cap Value Fund	OOOOOOO	100 million
WPG Partners Small Cap Value Diversified Fund	UUU	50 million
WPG Partners Select Hedged Fund	ZZZZZZZZ	100 million

The Amendment seeks to register an indefinite number of the Shares.

We have reviewed the Company’s Articles of Incorporation, By-Laws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s prospectuses offering the respective Shares and in accordance with the Company’s Articles of Incorporation, as amended and supplemented, for not less than $0.001 per share, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP